NEWS FOR IMMEDIATE RELEASE
January 21, 2004
For Further Information Contact:
Paul M. Limbert
President & CEO

or

Robert H. Young
Executive VP & CFO
(304) 234-9000

NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Fourth Quarter and Record 2003 Net Income

Wheeling, WV.Paul M. Limbert, President & CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced record net income for the year ended December 31, 2003, with strong results recorded for the fourth quarter.

Mr. Limbert stated that WesBanco’s earnings per share for the year ended December 31, 2003 increased 5.9% to $1.80 compared to $1.70 for the year ended December 31, 2002. Net income for the year ended December 31, 2003 increased 3.7% to $36.1 million compared to $34.8 million for the year ended December 31, 2002. For the fourth quarter of 2003 earnings per share increased 11.4% to $0.49 compared to $0.44 for the fourth quarter of 2002. Net income for the fourth quarter of 2003 increased 6.4% to $9.7 million compared to $9.1 million for the fourth quarter of 2002. Return on average assets was 1.08% for the year ended December 31, 2003 compared to 1.13% in 2002 and return on average equity was 11.38% and 10.95%, respectively. Fourth quarter results for these ratios were 1.13% and 12.30%, respectively.

“I am very pleased with WesBanco’s results for the fourth quarter and the year ended December 31, 2003,” Mr. Limbert stated. “In 2003, WesBanco’s strong commercial loan growth and a second half of the year reduction in cost of funds helped to stabilize our net interest margin and lessen the impact of margin compression earlier in 2003 that negatively impacted the banking industry as well as WesBanco,” said Mr. Limbert. “Our loan growth of $112.7 million or 6.2% achieved in 2003 was primarily in commercial and commercial real estate lending, due to increased loan demand in WesBanco’s market areas, particularly newer WesBanco markets in Southwestern Pennsylvania and Columbus, Ohio, improving overall economic conditions and increased calling efforts on prospective commercial customers.”

Net interest income for the fourth quarter of 2003 increased $0.5 million or 1.8% compared to the corresponding period in 2002. The increase in the fourth quarter of 2003, as compared to 2002, resulted from increased loans outstanding, continued reduction in the cost of funds and a higher securities portfolio yield due to lower prepayments. The net interest margin was 3.75% for the fourth quarter of 2003, as compared to 3.80% for 2002. In the fourth quarter the volume of average earning assets increased $88.1 million or 2.9% as compared to 2002. For the year ended December 31, 2003, net interest income decreased slightly by $0.6 million or 0.6% compared to the corresponding period in 2002, but improvements in the third and fourth quarters were primarily responsible for the increase in net income as compared to the quarterly results for the first half of the year. The net interest margin decreased to 3.66% for the year ended December 31, 2003 compared to 3.93% for 2002, primarily due to the sustained low interest rate environment, which caused rate compression between loan and deposit pricing. Loan and investment security prepayments resulted in lower earning asset rates on the reinvestment of these cash flows. These factors were partially offset by the volume of average earning assets increasing $215.9 million or 7.6%, compared to 2002. WesBanco’s actions during 2003 to reduce the cost of funds through the reduction of rates on deposit products, the redemption and new issuance of trust preferred securities at lower interest rates and the repricing of certain Federal Home Loan Bank borrowings at current market rates, contributed to lower second half funding costs.

Non-interest income increased $1.3 million or 16.8% and $5.4 million or 19.3% compared to the fourth quarter and year ended December 31, 2002. The increase for 2003 was related to growth of 9.8% in deposit activity fees, which includes ATM and debit card interchange income, a 138.9% increase in bank-owned life insurance income as well as increases in net gains on the sale of securities and certain underperforming loans. Trust and investment management fees increased $0.1 million or 0.9% compared to the year ended December 31, 2002, and more recently such fees have shown steady increases as fees grew 6.1 % compared to the third quarter of 2003 and 18.7% compared to the second quarter of 2003. Contributing to the increases were higher equity valuations, new account relationships, and to a lesser extent, a new fee schedule for certain account types. The market value of trust assets under management increased to approximately $2.8 billion at December 31, 2003, up from $2.3 billion at December 31, 2002. Net securities gains were $0.2 million for the fourth quarter of 2003 and $2.8 million for the year ended December 31, 2003 compared to $0.5 million and $1.9 million for the corresponding periods in 2002, as WesBanco sold certain mortgage-backed and callable agency securities exhibiting high prepayment rates, and to a lesser extent certain securities that would indicate extension risk in a rising rate environment.

In the fourth quarter of 2003, WesBanco sold $5.8 million of underperforming commercial real estate loans as part of management’s focus on reducing credit risk and improving the quality of the loan portfolio. WesBanco recorded charge-offs of $1.2 million to the allowance for loan losses and included in other income a gain of $0.9 million on one loan that had been previously charged-down to less than its selling price. As WesBanco had previously established reserves for these loans, the sale did not have a material impact on the provision for loan losses.

The provision for loan losses for the year ended December 31, 2003 increased $0.3 million or 2.7% compared to the corresponding period in 2002. Net charge-offs for the year ended December 31, 2003 decreased $0.5 million or 5.7% compared to the same period in 2002. WesBanco’s non-performing loans at December 31, 2003 decreased by $1.2 million or 12.0% compared to 2002, and decreased $6.0 million or 40.1% compared to the third quarter of 2003, primarily as a result of the loan sale. Non-performing loans as a percentage of total loans decreased to 0.46% at December 31, 2003, compared to 0.56% at December 31, 2002, and 0.79% at September 30, 2003. The allowance for loan losses was $26.2 million or 1.36% of total loans at December 31, 2003, compared to $25.1 million or 1.38% of total loans at December 31, 2002. The allowance currently provides coverage of 2.94 times non-performing loans and 1.57 times non-performing loans plus loans past due 90 days or more compared to 2.48 and 1.13 times, respectively, at December 31, 2002.

Non-interest expense for the fourth quarter and year ended December 31, 2003 increased $0.8 million or 4.0% and $5.2 million or 6.7% compared to the corresponding periods in 2002, a portion of which was related to a full year of expenses from the March 2002 American Bancorporation acquisition. For the year ended December 31, 2003 operating expenses primarily increased in the following areas: $1.6 million in salaries due to normal annual increases and performance incentives, $1.6 million in pension costs caused by lower asset valuations and interest rate factors experienced in 2002, $0.5 million in occupancy expense due to higher maintenance costs, $0.5 million in marketing expenses from an expanded marketing campaign and a $0.6 million write-off of unamortized trust preferred securities issuance costs related to the early redemption of $12.65 million in trust preferred securities in June 2003. These increases were offset in 2003 by a $2.3 million decrease in merger expenses related to the American acquisition. The efficiency ratio improved to 53.69% for the fourth quarter, as compared to 54.05% for the same period in 2002.

The provision for income taxes increased $0.3 million or 11.7% for the fourth quarter of 2003, compared to 2002, primarily due to an $0.9 million or 7.6% increase in pretax income, which increased the effective tax rate to 22.9%, compared to 22.1% for the fourth quarter of 2002. The provision for income taxes decreased $1.9 million or 18.2% for the year ended December 31, 2003 caused by a decline in the effective tax rate to 19.4%, compared to 23.4% for the corresponding period in 2002. The decrease in the effective tax rate on a year-to-date basis, as compared to 2002, was primarily due to a $1.8 million increase in state and municipal tax-exempt interest income and a similar increase in bank-owned life insurance income, as well as the implementation of other strategic business and tax planning initiatives.

Total loans increased $112.7 million or 6.2% at December 31, 2003 compared to December 31, 2002. This increase was primarily driven by a $182.1 million or 22.4% increase in commercial and commercial real estate loans and a $5.3 million or 0.9% increase in residential real estate loans, somewhat offset by a $74.7 million or 17.1% decrease in consumer and home equity loans. Total loans for the fourth quarter of 2003 increased $52.5 million on a linked-quarter basis from the third quarter. WesBanco has experienced growth in commercial and commercial real estate loans as a result of a greater focus on new business development in all markets. Residential real estate loans increased due to higher volumes of new loans originated, combined with a slowing of prepayments on higher fixed rate and adjustable rate mortgages as record mortgage refinancing volumes were reduced in the latter half of 2003. WesBanco originated $228.1 million of residential real estate loans during the year ended December 31, 2003 compared to $172.0 million in 2002. Consumer loans continued to decline as a result of strong competition from automobile manufacturing finance companies as well as WesBanco's strategic decision to reduce its exposure to automobile loans in response to economic factors. The yield on loans decreased to 6.00% in the fourth quarter of 2003 compared to a 6.39% in the third quarter of 2003 primarily due to lower rates on new loans and scheduled or negotiated repricing of existing loans at current historic low market rates.

Total investment securities increased $7.2 million or 0.6% at December 31, 2003 compared to December 31, 2002. Cash flows from the portfolio due to calls, maturities and prepayments for the year ended December 31, 2003 increased to $563.5 million compared to $252.5 million for the corresponding period of 2002. However, cash flows decreased 49.2% in the fourth quarter of 2003 to $71.9 million compared to $141.5 million for the third quarter of 2003 mainly as a result of slower prepayment speeds. WesBanco’s yield on investment securities for the fourth quarter of 2003 increased to 4.84% compared to 4.69% for the third quarter of 2003. At December 31, 2003, the available for sale and the held to maturity portfolios’ weighted average lives were 3.3 years and 4.9 years, respectively, compared to 2.2 years and 5.0 years, respectively, at December 31, 2002.

Total deposits increased $82.1 million or 3.4% at December 31, 2003 compared to December 31, 2002. This growth consisted of increases of 9.0% in demand deposits, 11.5% in interest bearing demand deposits and 10.9% in money market accounts, which also experienced the largest volume increase of $55.2 million, due to competitive pricing and customer tendency in an overall low interest rate environment. Savings accounts were relatively flat and certificates of deposit decreased $27.0 million or 2.8% compared to December 31, 2002. The average rate paid on deposits for the year ended December 31, 2003 decreased to 2.09% compared to 2.80% for the corresponding period in 2002, as WesBanco reduced interest rates on its deposit products in response to prevailing market rates. The impact of these reduced interest rates was evidenced by the average rate paid on deposits decreasing to 1.80% for the fourth quarter of 2003 compared to 1.92% for the third quarter of 2003.

Federal Home Loan Bank (“FHLB”) borrowings increased $17.9 million or 5.2% at December 31, 2003 compared to December 31, 2002. The average rate paid on FHLB borrowings for the year ended December 31, 2003 decreased to 3.91% compared to 4.49% for the corresponding period in 2002. The decrease was primarily due to the maturity of $85.2 million in FHLB borrowings throughout 2003, which carried an average rate of 4.06%. These maturities were replaced in 2003 by $100.0 million in new FHLB borrowings, which have an average rate of 1.95%. Other borrowings increased $42.1 million or 24.0% at December 31, 2003 compared to December 31, 2002. The average rate paid on other borrowings for the year ended December 31, 2003 decreased to 1.36% compared to 1.89% for December 31, 2002. The reduction in the average rate paid on both FHLB and other borrowings helped contribute to a lower cost of funds in 2003.

Shareholders’ equity remained strong at December 31, 2003, highlighted by a Tier I leverage ratio of 8.76% compared to 8.53% at December 31, 2002. Book value was $16.13 per share at December 31, 2003 compared to $15.89 at December 31, 2002. A minimum pension liability of $3.0 million, net of related taxes, at December 31, 2002 was reversed from shareholders’ equity and other comprehensive income at December 31, 2003, due to improving asset values, thus increasing book value by 0.9% or $0.15 per share. For the year ended December 31, 2003, WesBanco repurchased a total of 830,659 shares through its prior and current stock repurchase plans at an average cost of $24.72 per share. As of December 31, 2003, WesBanco had repurchased a total of 338,883 shares through the current one million share stock repurchase plan approved by the Board on April 17, 2003. The timing, price and quantity of purchases are at the discretion of WesBanco and the program may be discontinued or suspended at any time.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002, as well as Form 10-Q for the prior quarters ended September 30, 2003, June 30, 2003 and March 31, 2003, which are available at the SEC’s website (www.sec.gov) or at WesBanco’s website (www.wesbanco.com). Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

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See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2003 and 2002 and September 30, 2003			Page 6

(unaudited, dollars in thousands)
Balance sheet (period end)	December 31,	December 31,	September 30,
Assets	2003	2002	2003

Cash and due from banks	$88,021	$80,101	$91,034
Due from banks - Interest bearing	3,189	984	2,734
Federal funds sold	17,000	-	-
Securities	1,201,109	1,193,896	1,235,346
Loans:
Commercial and commercial real estate	993,029	810,973	922,684
Residential real estate	579,103	573,819	585,895
Consumer and home equity	361,406	436,093	372,445

Total loans	1,933,538	1,820,885	1,881,024
Allowance for loan losses	(26,235)	(25,080)	(26,236)

Net loans	1,907,303	1,795,805	1,854,788

Premises and equipment	53,232	55,725	54,166
Goodwill	49,868	49,520	49,588
Other intangibles	7,933	9,310	8,278
Other assets	117,351	111,890	116,912

Total Assets	$3,445,006	$3,297,231	$3,412,846

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$328,337	$301,262	$315,197
Interest bearing demand deposits	307,925	276,131	292,421
Money market accounts	563,295	508,062	556,856
Savings deposits	352,324	357,290	355,455
Certificates of deposit	930,201	957,211	942,116

Total deposits	2,482,082	2,399,956	2,462,045

Federal Home Loan Bank borrowings	361,230	343,324	363,594
Other borrowings	217,754	175,634	202,534
Trust preferred securities and junior subordinated debt	30,936	12,650	30,000
Other liabilities	34,568	40,496	39,827
Shareholders' equity	318,436	325,171	314,846

Total Liabilities and Shareholders' Equity	$3,445,006	$3,297,231	$3,412,846

Average balance sheet and	For the Three Months Ended				For the Year Ended
net interest analysis	December 31,				December 31,

	2003		2002		2003		2002

	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate

Loans, net of unearned income	$ 1,896,913	6.00%	$ 1,819,943	6.71%	$ 1,845,311	6.25%	$ 1,789,078	6.98%
Securities:
Taxable	842,142	3.77%	810,819	4.63%	832,516	3.87%	703,308	4.93%
Tax-exempt	376,257	7.24%	368,738	7.45%	372,991	7.31%	327,331	7.51%

Total securities	1,218,399	4.84%	1,179,557	5.51%	1,205,507	4.94%	1,030,639	5.75%
Federal funds sold	3,993	0.90%	31,694	1.55%	20,451	1.14%	35,683	1.69%

Total earning assets	3,119,305	5.55%	3,031,194	6.19%	3,071,269	5.70%	2,855,400	6.47%
Other assets	275,815		248,962		283,971		235,070

Total Assets	$ 3,395,120		$ 3,280,156		$ 3,355,240		$ 3,090,470

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 292,908	0.26%	$ 277,884	0.49%	$ 286,432	0.35%	$ 267,944	0.63%
Money market accounts	560,586	1.68%	504,617	2.37%	542,002	2.01%	468,696	2.75%
Savings deposits	354,239	0.32%	359,674	0.92%	358,461	0.53%	352,333	1.09%
Certificates of deposit	935,929	2.91%	966,611	3.82%	957,759	3.23%	946,425	4.07%

Total interest bearing deposits	2,143,662	1.80%	2,108,786	2.54%	2,144,654	2.09%	2,035,398	2.80%
Federal Home Loan Bank borrowings	362,140	3.63%	340,477	4.29%	355,960	3.91%	264,363	4.49%
Other borrowings	195,854	1.29%	161,784	1.86%	175,909	1.36%	151,722	1.89%
Trust preferred securities and junior
subordinated debt	30,936	5.48%	12,650	8.62%	22,260	6.48%	10,603	8.65%

Total interest bearing liabilities	2,732,592	2.04%	2,623,697	2.76%	2,698,783	2.32%	2,462,086	2.95%

Non-interest bearing demand deposits	311,456		292,616		301,033		279,560
Other liabilities	37,912		35,661		37,933		30,762
Shareholders' equity	313,160		328,182		317,491		318,062

Total Liabilities and
Shareholders' Equity	$ 3,395,120		$ 3,280,156		$ 3,355,240		$ 3,090,470

Taxable equivalent net interest margin		3.75%		3.80%		3.66%		3.93%

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2003 and 2002				Page 7

(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,

Statement of income	2003	2002	2003	2002

Interest income	$41,067	$44,734	$165,516	$176,155
Interest expense	14,084	18,226	62,512	72,555

Net interest income	26,983	26,508	103,004	103,600
Provision for loan losses	2,654	2,603	9,612	9,359

Net interest income after provision for loan losses	24,329	23,905	93,392	94,241

Non-interest income
Trust fees	3,105	3,180	11,629	11,526
Service charges on deposits	3,075	2,889	11,874	10,818
Other income	2,335	852	6,949	3,617
Net securities gains	190	529	2,778	1,891

Total non-interest income	8,705	7,450	33,230	27,852

Non-interest expense
Salaries and employee benefits	11,113	9,843	43,343	39,223
Net occupancy	1,354	1,302	5,543	5,012
Equipment	1,685	1,752	7,155	6,854
Other operating	6,281	6,364	25,513	23,043
Merger-related expenses (1)	8	392	256	2,515

Total non-interest expense	20,441	19,653	81,810	76,647

Income before income taxes	12,593	11,702	44,812	45,446
Provision for income taxes	2,885	2,582	8,682	10,620

Net income	$9,708	$9,120	$36,130	$34,826

Taxable equivalent net interest income	$29,367	$28,909	$112,547	$112,200

Per common share data
Net income (2)	$0.49	$0.44	$1.80	$1.70
Dividends declared	0.24	0.235	0.96	0.935
Book value (period end)			16.13	15.89
Tangible book value (period end)			13.20	13.02
Average shares outstanding	19,804,833	20,641,964	20,056,849	20,459,122
Period end shares outstanding			19,741,464	20,461,745

Profitability ratios (annualized)
Return on average assets	1.13%	1.10%	1.08%	1.13%
Return on average equity	12.30%	11.02%	11.38%	10.95%
Yield on earning assets (3)	5.55%	6.19%	5.70%	6.47%
Cost of interest bearing liabilities	2.04%	2.76%	2.32%	2.95%
Net interest margin (3)	3.75%	3.80%	3.66%	3.93%
Efficiency (3)	53.69%	54.05%	56.12%	54.73%

(1) merger-related expenses are primarily related to the acquisition of American Bancorporation.
(2) basic and diluted were approximately the same.
(3) the yield on earning assets, the net interest margin and the efficiency ratios are presented on a fully taxable-equivalent(FTE)
and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments.
WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2003 and 2002 and September 30, 2003							Page 8

(unaudited, dollars in thousands)

			December 31,		December 31,		September 30,
Asset quality data			2003		2002		2003

Non-performing assets:
Non-accrual loans			$ 8,262		$ 7,480		$ 14,220
Renegotiated loans			653		2,646		663

Total non-performing loans			8,915		10,126		14,883
Other real estate and repossessed assets			2,907		4,213		2,661

Total non-performing loans and assets			$ 11,822		$ 14,339		$ 17,544

Loans past due 90 days or more			$ 7,795		$ 12,105		$ 8,611
Allowance for loan losses			26,235		25,080		26,236
Net loan charge-offs:
Quarter-to-date			2,655		2,415		1,841
Year -to-date			8,457		8,968		5,802
Allowance for loan losses/non-performing loans			2.94	X	2.48	X	1.76	X
Allowance for loan losses/non-performing loans and
past due 90 days or more			1.57	X	1.13	X	1.12	X
Allowance for loan losses/total loans			1.36%		1.38%		1.39%
Non-performing assets/total assets			0.34		0.43		0.51
Non-performing assets/total loans, other real
estate and repossessed assets			0.61		0.79		0.93
Non-performing loans/total loans			0.46		0.56		0.79
Non-performing loans and loans past due 90
days or more/total loans			0.86		1.22		1.25
Net loan charge-offs /average loans			0.46		0.50		0.42

	Regulatory Guidelines

		Well
Capital ratios	Minimum	Capitalized

Tier I leverage capital	4.00%	5.00%	8.76%		8.53%		8.61%
Tier I risk-based capital	4.00	6.00	13.31		12.95		13.31
Total risk-based capital	8.00	10.00	14.50		14.13		14.53